Exhibit 99.1

Minneapolis, MN – June 10, 2004: Eschelon Telecom’s wholly owned subsidiary, Eschelon Operating Company, today announced that it is extending the expiration date for its offer to exchange (the “Exchange Offer”) $100,000,000 aggregate principal amount of its 8-3/8% Senior Notes Due 2010, which have been registered under the Securities Act of 1933, as amended (the “New Notes”), for $100,000,000 aggregate principal amount of its 8-3/8% Senior Notes Due 2010 (the “Old Notes”) until 5:00 p.m. New York City time on June 18, 2004, unless further extended by Eschelon prior to such time.

The expiration date for the Exchange Offer was 5:00 p.m., New York City time, on June 11, 2004.  June 11, 2004 has been declared a National Day of Mourning for former President Ronald Reagan.

The extension is intended to allow additional time for the holders of the remaining outstanding Old Notes to tender in exchange for the New Notes.  As a result of the extension, tenders of the Old Notes, received to date, may continue to be withdrawn at any time on or prior to the new expiration date.

This announcement shall serve to amend and supplement the Prospectus, dated May 14, 2004, relating to the Exchange Offer (the “Exchange Offer Prospectus”), and the related letter of transmittal and other documentation, solely with respect to the extension of the expiration date referred to herein. All other terms of the Exchange Offer Prospectus, the letter of transmittal and other documentation shall remain in full force and effect.

Capitalized terms used herein which are not otherwise defined shall have the meanings given to them in the Exchange Offer Prospectus. Holders of Old Notes can obtain copies of the Exchange Offer Prospectus, and the related letter of transmittal and other documentation from the exchange agent, The Bank of New York at 212-815-5788.

This release shall not constitute an offer or a solicitation of an offer to exchange these securities. The Exchange Offer has and will only be made by the Exchange Offer Prospectus.

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About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. was founded in 1996 and is a rapidly growing provider of integrated voice, data and Internet services. Headquartered in Minneapolis, Minnesota, the company offers small and medium sized businesses a comprehensive line of telecommunications and Internet products including local lines, long distance, business telephone systems, DSL, Dedicated T-1 access, network solutions and Web hosting.  Eschelon employs approximately 900 telecommunications/Internet professionals and has more than 210,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado and Nevada. For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of

1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with ILECs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.